Exhibit 99.1

NEWS RELEASE

For Release: Tuesday, October 22, 2013, 3:05 pm Central Time	Contact:	Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS THIRD QUARTER RESULTS

-	Revenue increases 14% to a record quarterly $28 million, exceeding the top end of guidance
-	Adjusted EPS, excluding the impact of settling patent litigation with Terumo Corporation, increases 19% to $0.19, exceeding the top end of guidance, corresponding to GAAP EPS of $0.16
-	Raising 2013 revenue guidance to a range of $109.4-$110.4 million, an increase of 12% from 2012 at the mid-point of guidance
-
Raising 2013 adjusted EPS guidance, excluding the impact of the Guardian product recall in Q1 and the Terumo settlement in Q3, to $0.70-$0.71, an increase of 17%-18% from 2012, corresponding to 2013 GAAP EPS guidance of $0.64-$0.65

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the third quarter ended September 30, 2013. The company also announced that it has settled its patent and trademark lawsuit with Terumo Corporation related to Vascular Solutions’ radial artery hemostasis device in exchange for a payment of $812,500 to Terumo in October.

Third-quarter net revenue increased 14% to a record quarterly level of $28.0 million compared to $24.6 million in the third quarter of 2012. The company’s revenue guidance range for the quarter was $26.5 million to $27.5 million.

U.S. net revenue increased 16% to $23.9 million compared to $20.7 million in the year-ago third quarter, while international revenue increased 6% to $4.1 million compared to $3.9 million in the comparable quarter last year.

Gross margin was 67.2% in the third quarter, an improvement from 66.7% in the third quarter of 2012. Vascular Solutions expects gross margins of between 67% and 68% during the fourth quarter of 2013.

Operating income in the third quarter, adjusted to exclude the effect of the Terumo litigation settlement but including the U.S. medical device excise tax that became effective on January 1, 2013, was $4.8 million, an increase of more than 16% from $4.2 million in the year-earlier quarter. The adjusted operating margin was 17.3%, compared to 16.9% in the year-ago third quarter. On a GAAP basis, operating income was $4.0 million, representing an operating margin of 14.4%. For the fourth quarter, Vascular Solutions expects operating margins to be at or greater than 17%.

Adjusted EPS in the third quarter was $0.19, an increase of 19% from $0.16 in the third quarter of 2012. The company’s guidance called for third quarter EPS of $0.16-$0.17. On a GAAP basis, including the cost of the Terumo settlement, EPS in the third quarter was $0.16.

“Vascular Solutions reported another very strong quarter, with continued double-digit sales growth that reached a new record quarterly level, along with ongoing improvement in our operating margin despite the impact of the device tax and some unusually high levels of legal spending,” said Howard Root, Chief Executive Officer of Vascular Solutions. “Both our sales and adjusted EPS performance this quarter exceeded the top end of our guidance range. We achieved growth in all three of our product categories, and both our U.S. and overseas businesses showed solid performance. Despite the challenges in the global health care environment, Vascular Solutions has been able to sustain growth and improve profitability through our ability to continually develop, distribute, and acquire clinically-relevant new products. We view this as a sustainable business model. In addition, we are pleased to be able to put the Terumo litigation behind us, which will help to reduce our general and administrative expenses going forward.”

Third Quarter Revenue by Product Line

Catheter Products: Net sales of catheter products, the company’s largest product line, were $18.0 million during the third quarter of 2013, an increase of 17% compared to $15.3 million during the third quarter of 2012.

Within the catheter products category, sales of the GuideLiner® catheter were $5.2 million in the third quarter, an increase of 40% from the $3.7 million in the year-ago quarter. “During the second quarter, GuideLiner became our highest-selling product on an annualized basis after a little more than three years on the market, and during the third quarter, sales of this clinically important device maintained a torrid pace of growth despite attracting competition in the guide extension category for the first time,” Mr. Root said. “The GuideLiner continues to gain acceptance as physicians increasingly recognize the clinical benefits of this breakthrough product in challenging interventions. We are proud to have created the market for guide extension and we are especially pleased with the clinical performance of our third-generation of our device, the GuideLiner V3, that is now in worldwide launch.”

Third quarter sales of Pronto® aspiration catheters were $5.1 million, stable sequentially and up 2% on year-over-year basis.  “This marked eight consecutive quarters of steady sales performance for Pronto, which has been our desired result in a mature market for aspiration catheters that is marked by competitive pricing pressures,” Mr. Root said. “We are maintaining our leading share in this market due to the superior features and benefits of the Pronto catheter, and we remain focused on broadening our product offerings in the aspiration catheter market.”

Other catheter products that contributed significantly to the year-over-year sales increase in the third quarter were specialty guidewires for interventional procedures, which grew 51%; the Langston® dual-lumen pressure measurement catheters, which grew 22%; micro-introducer kits, which grew 16%; and the SuperCross™ line of microcatheters, which grew 14%. The Venture® catheter, acquired in 2012, was re-launched in the U.S. on April 29 and in European markets on a staged roll out that began in August. During the third quarter, worldwide sales of the Venture catheter were $533,000.

In August, Vascular Solutions commenced the global re-launch of the Guardian® hemostasis valve, which had been the subject of a recall in February. Third quarter sales of Guardian and its related inflation device were approximately $488,000, a decrease of 24% compared to sales of $643,000 in the year-ago third quarter.

Hemostat Products: Net sales of hemostat products (mainly consisting of D-Stat® Dry hemostat, D-Stat Flowable hemostat and radial catheterization products) were $6.0 million in the third quarter, an increase of 7% from the year-earlier $5.6 million. Growth in the category was driven by sales of the Vasc™ Band radial hemostasis device and the Accumed™ wrist positioning splint for radial catheterizations. These two new products combined contributed approximately $859,000 in sales during the third quarter. “Through our focus on the fast-growing radial artery catheterization mark, we have achieved our goal of restoring growth in our hemostat products category this year,” Mr. Root said. “We are still in the early stages of our new product initiatives in the radial access market, and we expect to launch several additional products targeting this category over the next year.”

Vein Products and Services: In the vein products category, third quarter net revenues increased 11% to $4.0 million from $3.6 million in the year-ago quarter. Vein product revenue during the third quarter included $2.1 million from the reprocessing service for ClosureFAST® radiofrequency catheters, compared to $1.2 million in reprocessing revenue in the year-ago third quarter and approximately $1.8 million in the second quarter of this year.

“Since the ClosureFAST reprocessing service was launched in January of 2012, our reprocessing partner, Northeast Scientific, Inc., has established an excellent safety record with more than 30,000 catheters successfully reprocessed and no serious adverse patient events reported,” Mr. Root said. “During the third quarter, we launched our new 0.025” guidewire, which is commonly used during radiofrequency ablation procedures to facilitate placement of the catheter into desired treatment locations. Vascular Solutions now offers a full range of accessory products for RF vein ablation procedures.”

Financial Guidance

For 2013, Vascular Solutions is raising revenue guidance to a range of $109.4 million and $110.4 million. The mid-point of this range represents an increase of 12% from 2012 revenues of $98.4 million. Previously, the company’s revenue guidance for 2013 was a range of $107 million to $110 million.

Vascular Solutions is also raising its guidance for 2013 net earnings. On an adjusted basis, which excludes the effects of the Guardian product recall during the first quarter and the Terumo litigation settlement in the third quarter, the company now estimates earnings of between $0.70 and $0.71 per fully diluted share, which represents growth of 17%-18% from $0.60 in 2012.  On a GAAP basis, this adjusted earnings guidance corresponds to net earnings of between $0.64 and $0.65 per fully diluted share. Both the adjusted and GAAP earnings per share guidance for 2013 include between $1.3 million and $1.5 million for the U.S. medical device excise tax, and an assumed 33% effective income tax rate.

For the fourth quarter of 2013, Vascular Solutions is providing guidance for net revenue of between $28.0 million and $29.0 million, which at the mid-point would represent growth of approximately 13% from revenues of $25.3 million in the fourth quarter of 2012. Net earnings for the fourth quarter of 2013 are projected to be between $0.19 and $0.20 per fully diluted share, compared to $0.18 in the fourth quarter of 2012. The company’s net earnings guidance for the fourth quarter of 2013 includes $800,000 in non-cash stock-based compensation, $400,000 in amortization of intangibles, $350,000 for the U.S. medical device excise tax, and an assumed effective income tax rate of 34%-35%.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the third quarter of 2013 with $24.1 million in cash and equivalents, up from $19.7 million at the end of the second quarter. During the third quarter, the company generated $4.7 million in cash from operations and used cash of approximately $665,000 for capital expenditures and $500,000 to acquire U.S. distribution rights from Northeast Scientific for a reprocessing service for a commercial medical device that Northeast Scientific is pursuing regulatory approval. Vascular Solutions has no debt and has an untapped $10 million revolving credit line.

“Vascular Solutions has excellent operating cash flows, a strong balance sheet, and good working capital flexibility, which has allowed us to expand our revenue opportunities through tuck-in acquisitions and alliances while continuing to make the capital investments that are necessary to support our future growth objectives,” Mr. Root said.  “We have a strong pipeline of internally-developed new products in development and we remain committed to acquisitions or alliances that will allow us to leverage our existing call points in interventional cardiology, interventional radiology, electrophysiology, and the vein market.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, October 29, 2013, by dialing 888-203-1112 and entering conference ID # 8813709.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, October 29, 2013. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenue:
Product revenue	$27,926	$24,465	$81,197	$72,821
License and collaboration revenue	83	87	230	262
Total revenue	28,009	24,552	81,427	73,083

Product costs and operating expenses:
Cost of goods sold	9,197	8,183	26,432	24,252
Collaboration expenses	32	-	41	-
Research and development	3,140	2,936	10,027	8,964
Clinical and regulatory	997	1,022	3,259	3,326
Sales and marketing	6,706	6,188	20,462	19,279
General and administrative	2,362	1,714	6,871	5,013
Litigation	812	-	812	-
Medical device excise taxes	339	-	995	-
Amortization of purchased technology and intangibles	404	359	1,162	1,032
Operating earnings	4,020	4,150	11,366	11,217

Interest expense	(3)	(3)	(9)	(10)
Foreign exchange gain (loss)	7	9	(2)	(11)
Earnings before income taxes	4,024	4,156	11,355	11,196

Income tax expense	(1,352)	(1,591)	(3,750)	(4,338)
Net earnings	$2,672	$2,565	$7,605	$6,858

Net earnings per share - basic	$0.16	$0.16	$0.47	$0.43
Weighted average shares used in calculating - basic	16,451	15,885	16,299	15,960
Net earnings per share - diluted	$0.16	$0.16	$0.45	$0.42
Weighted average shares used in calculating - diluted	17,067	16,389	16,894	16,341

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$24,102	$11,554
Accounts receivable, net	14,460	13,780
Inventories	14,260	13,737
Prepaid expenses and other	2,806	2,670
Current portion of deferred tax assets	6,800	6,800
Total current assets	62,428	48,541

Property, plant and equipment, net	16,173	14,756
Goodwill	10,431	10,387
Intangible assets, net	12,089	12,325
Deferred tax assets, net of current portion and liabilities	1,049	1,993
Total assets	$102,170	$88,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$11,735	$10,525

Long-term deferred revenue and contingent consideration, net of current portion	457	610

Shareholders’ equity:
Total shareholders’ equity	89,978	76,867
Total liabilities and shareholders’ equity	$102,170	$88,002

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP RECONCILIATION OF ADJUSTED EARNINGS
(Unaudited, in thousands, except per share data and percentages)

	Three Months Ended September 30, 2013	Litigation (a)		Non-GAAP Adjusted
Revenue	$28,009			$28,009
Cost of goods sold	9,197			9,197
Gross profit	18,812			18,812

Operating earnings	4,020	812		4,832

Operating margin	14.4%			17.3%

Net earnings per share (diluted) - current period	$0.16	$0.03	(b)	$0.19

	Nine Months Ended September 30, 2013	Guardian Recall (c)		Litigation (a)		Non-GAAP Adjusted
Revenue	$81,427	$350				$81,777
Cost of goods sold	26,432	(425)				26,007
Gross profit	54,995	775				55,770

Operating earnings	11,366	775		812		12,953

Gross margin	67.5%					68.2%
Operating margin	14.0%					15.8%

Net earnings per share (diluted) - current period	$0.45	$0.03	(d)	$0.03	(b)	$0.51

Net earnings per share (diluted) - full year guidance	$0.64 to $0.65	$0.03	(d)	$0.03	(b)	$0.70 to $0.71

(a)	On October 11, 2013, Vascular Solutions and Terumo Corporation reached an agreement to settle their patent and trademark infringement litigation, whereby the company will make a one-time payment to Terumo Corporation in the amount of $812,500 during the fourth quarter of 2013. The settlement amount was recognized as litigation expense in the quarter ended September 30, 2013.

(b)	Reflecting $812,500 of litigation settlement expense, net of taxes.

(c)	On February 28, 2013, Vascular Solutions Zerusa Ltd., a subsidiary of Vascular Solutions, Inc., initiated a recall of its Guardian hemostasis valves. The company resumed shipping Guardian hemostasis valves in August 2013. The company estimated lost Guardian product revenue of $350,000 due to the recall in the first quarter of 2013. The company also recorded additional expenses of approximately $425,000 related to scrap, product returns, and freight associated with recalling the product, all of which was included as additional cost of goods sold in the first quarter of 2013.

(d)	Reflecting $350,000 of lost revenue and $425,000 of Guardian product recall costs, net of taxes.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 75 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of VNUS Medical Technologies, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, gross margin, operating margin, and earnings per share, and expected future radial artery catheterization products. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to intellectual property claims and the costs of intellectual property litigation, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, the mix of our revenues between products we manufacture and sell in the United States, products we sell internationally, service reviews and sales of purchased finished goods, and actions by the FDA.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are providing non-GAAP financial results and guidance on full-year earnings per share adjusted for the effects of the settlement of the Terumo litigation and the Guardian product recall. We believe that the non-GAAP financial measures presented provide meaningful insight to investors by adjusting for unpredictable events that vary in frequency and magnitude and allowing investors to evaluate our financial performance without the effects of such events.  We use non-GAAP financial measures to assess our operating performance and to compare results between periods. We also may use non-GAAP financial measures in determining achievement levels under corporate objectives for incentive compensation.  The method we use to produce non-GAAP earnings per share is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP guidance should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as supplemental information in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, the non-GAAP guidance presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP guidance to the comparable GAAP guidance, which is attached to this release.

For further information, connect to www.vasc.com.

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